PRESS RELEASE                                              FOR IMMEDIATE RELEASE

FEBRUARY 18, 2000                                    NEW YORK METRO DISTRIBUTION

CONTRACT:  Maurice E. Cox, Jr.                        SYMBOL:        NON-TRADING
           402/444-1630                                     LIMITED PARTNERSHIPS


          CAPITAL SOURCE FUNDS ANNOUNCE CONSENT SOLICITATION EXTENSION

(Omaha, NE) The general partners of Capital Source L.P. and Capital Source II L.P.-A announced today that they have extended the current Consent Solicitation until March 24, 2000. Holders of record as of October 28, 1999, are eligible to participate in the consent Solicitation. During the extended period, limited partners will be permitted to change their consents, if they desire. The general partners are developing procedures to allow such changes, which will be announced shortly.

The general partners are asking the limited partners to approve a merger of the two Capital Source Funds into a new limited partnership, which will have as its long-term objective increased income through the acquisition of additional multifamily residential properties. Approval of the proposed merger would also provide limited partners with liquidity, as units of the new Fund will trade on the NASDAQ.